Exhibit 99.1

News Release

CL&P Notifies State of Upcoming Rate Filing

 Company makes significant system investments to achieve best-in-class reliability for customers

BERLIN, Conn. (May 9, 2014)  As Connecticut Light and Power works to improve reliability and service by making targeted investments in the electric system, the company is notifying state regulators that it will soon file for a change in the rates it charges for delivering electricity to customers.  If approved, the 5.9 % increase in the average customer bill would not take effect until December 1, following a comprehensive review by the Connecticut Public Utilities Regulatory Authority (PURA).  The base rate increase is driven primarily by expenditures to replace aging infrastructure and strengthen the system.

The average CL&P residential customer using 700 kilowatt hours (kWh) a month would see an increase of approximately $6.76 a month.  CL&P has not filed for a distribution rate increase since 2010.

“Last year, we had our best reliability year in over a decade, thanks to changes we’ve made on the system,” said Bill Herdegen, CL&P President.  “Our targeted investments are helping to build the electric grid of the future – one that is more reliable, more resilient and more efficient.  In addition, we have worked hard to hold the line on rising operating costs, which has resulted in overall savings for our customers.”

A significant driver of the roughly $117 million operating deficiency is the company’s continued capital investment in electric infrastructure to improve reliability and service to customers.  These investments, including new and stronger poles, wires, transformers and substation upgrades, benefit customers by improving public safety, system reliability and overall service quality.  Already, CL&P customers are seeing fewer and shorter power outages, as the system performed at its highest level in 2013 since the year 2000.

The company’s filing will show that its overall request is lowered by a $36 million reduction in operating and maintenance costs since 2012, representing a direct benefit for CL&P customers.  These savings are the result of efficiency improvements, strong financial management, and merger integration.

The company’s filing will also implement PURA’s directives regarding the recovery of costs for system resiliency and the catastrophic storms that struck Connecticut in 2011 and 2012. Those storms wiped out power to hundreds of thousands of customers across the state.  Although PURA disallowed a portion of CL&P’s storm costs, it ultimately approved storm recovery over a six-year period beginning on December 1, 2014, with $89.5 million in the first year as part of this rate request.

“Our employees have done a tremendous job improving service and reliability to our customers since the devastating storms of 2011,” Herdegen added.  “We look forward to working with regulators to ensure we continue these higher standards and meet growing customer expectations in today’s digital age.”

CL&P’s current delivery charges are based on cost projections from the 2010 rate case.  Since then, there has been a significant increase in the cost of equipment and materials that are used to maintain and improve power reliability, and there has been an increase in property taxes and other costs incurred to

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upgrade and replace aging infrastructure.  Of the overall requested increase, additional state taxes and  local  taxes  relating to the company’s investments comprise close to $36 million.

In an effort to further drive reliability, the company is also investing in “smart switches” to reduce the number and duration of power outages.  Between July 1, 2012 and the end of 2015, CL&P will invest more  than  $726  million  to  install  and   improve  electric  distribution  facilities serving  the  149  cities and towns within its service territory.

Connecticut Light & Power (CL&P), a Northeast Utilities company (NYSE: NU), transmits and delivers electricity to 1.2 million customers in 149 cities and towns.  For more information, please visit www.cl-p.com, like us on Facebook (facebook.com/CTLightandPower) and follow us on Twitter @CTLightandPower.

MEDIA CONTACTS:

Tricia Taskey Modifica

860-665-4605

tricia.modifica@nu.com

Mitch Gross

860-665-5221

mitchell.gross@nu.com

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